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                                    EXHIBIT 99.20


                                 CONTACT INFORMATION:

Simon Hamlin
Imagio Public Relations
Account Executive
(206) 625-0252
mailto:ray@imagio.com

Kathy Lane
Centura Software Corporation
Senior Vice President, Strategic Alliances
(650) 596-3400
mailto:kathy.lane@centurasoft.com

                CENTURA ANNOUNCES SQLBASE QUASAR FOR NON-PC DEVICES

            SQLBASE QUASAR 7.0 OFFERS MANUFACTURERS A COST-EFFECTIVE WAY
                  TO EMBED A ROBUST SQL DBMS INSIDE NON-PC DEVICES

REDWOOD SHORES, CA, (OCTOBER 5, 1998) -- Centura Software Corporation (NASDAQ:CNTR), formerly Gupta, announces the release of SQLBase Quasar 7.0, designed for manufacturers of devices like printers and copiers who want the power of a relational database embedded within each device to record device events for various types of monitoring and reporting purposes. SQLBase Quasar is a special purpose version of SQLBase, with pricing and functionality specifically for large volume deployment in non-PC devices.

"With continually improving microprocessor price performance, manufacturers are adding intelligence to their devices to differentiate their products. This requires an embedded database to be shipped with each device," explains Lionel Carrasco, senior vice president of business development for Centura. "The new pricing and functionality of SQLBase Quasar is ideal for OEM situations. As a perfect example, Xerox's (NYSE:XRX) high volume DocuTech Production Printers are shipped with an embedded software running on Quasar. By incorporating Centura's technology, these printers can perform high-volume production print on demand and integrate large print job submissions with production printing systems, binding and finishing operations."

"There will continue to be a strong demand for embedded databases in everything from printers to ovens," says Scott Broomfield, CEO of Centura. "Our microserver strategy and this launch of Quasar demonstrate our commitment to provide superior products for these platforms. The recent reorganization of Sybase to focus on this space confirms our belief that new platforms such as smart appliances and smart cards offer tremendous opportunity for Centura."


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The core features of SQLBase Quasar 7.0 are optimal for smart devices, providing
a robust SQL RDBMS that occupies a very small footprint.   SQLBase Quasar is
available for both 16- and 32-bit Windows platforms. The SQL/API gives the application complete control of the database, and the Quasar Embedded Deployment Kit gives developers total control of the deployment configuration.

PRICING AND AVAILABILITY

Quasar is available only through direct license agreement with Centura Software Corporation. For more information, please contact Centura directly at 1-800-444-8782.

ABOUT CENTURA SOFTWARE CORPORATION

Centura Software (NASDAQ:CNTR), founded as Gupta in 1984, was the first company to create fully relational client/server embedded DBMS for the personal computer. Today Centura's products help developers build and deploy component based business applications requiring embedded databases. Centura's D3 Framework (Develop, Deploy and Distributed) consists of world-class products including SQLBase, Centura Team Developer and Centura net.db, all of which can scale from the Web down to smart devices. Current Centura products are all year 2000 compliant. Centura has 26 offices located throughout the world in North America, Latin America, Asia/Pacific, Europe, Middle East and Africa. More information about the company and its products is located on Centura's Web site at http://www.centurasoft.com/.

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